Exhibit 10.7

Date: 30 May 2005

Our ref: D/P/HIMJ/0530/05

Atlantic Components Limited
B24-27, 1st Floor, Block B
Proficient Industrial Centre
6 Wang Kwun, Road
Kowloon Bay, Kowloon

Dear Sirs,

BANKING FACILITIES

DBS Bank (Hong Kong) Limited (the “Bank”, which expression shall include its successors and assigns) is pleased to advise that it is prepared to consider making available or continuing to make available the banking facilities detailed below (the “Facilities”) to the Borrower described below, subject to the provisions of this facility letter and the attached “Terms and Conditions Governing Banking Facilities and Services”.

A.	BORROWER:

Atlantic Components Limited

B.	FACILITY LIMITS:

Type(s) of Facility		Facility Limit(s)

1.	Letter of Credit	HKD10,000,000.-
2.	Letter of Credit (Off-shore)	HKD10,000,000.-
3.	Trust Receipt	HKD10,000,000.-
4.	Account Payable Financing	HKD10,000,000.-

Important Condition(s) Governing Facility Limits:-

• The aggregate outstanding of Facilities 1 to 4 shall not at any time exceed HKD10,000,000.-.

C.	PRICING AND CONDITIONS:

Unless otherwise provided herein, interest and commission(s) on the Facilities will be charged at the Bank’s standard rate that may be varied from time to time at the Bank’s discretion.

Letter of Credit (“L/C”) Letter of Credit (Off-shore)	Maximum Tenor: 6 months at sight.

Trust Receipt (“T/R”)	Maximum Tenor: 45 days. Maximum Tenor (T/R plus Acceptance): 45 days.

DBS Bank (Hong Kong) Limited Enterprise Banking 16th Floor, The Center 99 Queen’s Road Central Central, Hong Kong	Tel 852 2218 8598 Fax 852 2285 3628 www.dbs.com

Atlantic Components Limited	Our Ref: D/P/HIMJ/0530/05

Interest: (i) 1.25% per annum below Standard Bills Rate quoted by the Bank from time to time for HKD bills and (ii) 0.75% per annum below Standard Bills Rate quoted by the Bank from time to time for other currency bills, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Account Payable Financing	Financing percentage: 100% of invoice value against original or copy of supplier’s invoice duly certified as a true copy by the Borrower.

Maximum Tenor: 45 days, less: (i) supplier’s credit period (if any); and (ii) in case payment is made to the supplier after the payment due date, the period already lapsed.

Interest: (i) 1.25% per annum below Standard Bills Rate quoted by the Bank from time to time for HKD bills and (ii) 0.75% per annum below Standard Bills Rate quoted by the Bank from time to time for other currency bills, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Set Up Fee of Facilities:	HKD15,000.-.

D.	SECURITY AND CONDITIONS PRECEDENT:

The Facilities will be made available or continue to be made available to the Borrower provided that the Bank has received each of the following, in a form and substance satisfactory to the Bank:

1.	This letter duly executed by the Borrower.

2.	General Commercial Agreement duly executed by the Borrower.

3.

All monies Charge on Cash Deposit(s) duly executed by the Borrower in favour of the Bank in an amount of not less than HKD5,000,000.- or its equivalent in a foreign currency, together with all interest accrued thereon. (The Bank has the right to require a margin on top of the amount specified above as pledged deposits)

4.

All monies Second Legal Charge/Mortgage over the property at S.S. 155 of S.A. of Lot No. 1945 in D.D. 7, Hong Lok Yuen, Tai Po, New Territories and an assignment of insurance policy in respect of the above property duly executed by and in the name of Systematic Information Limited.

5.

All monies Second Legal Charge/Mortgage over the property at Flat E on 9th Floor of Block 1, Royal Ascot, No. 1 Tsun King Road, Shatin, New Territories and an assignment of insurance policy in respect of the above property duly executed by and in the name of City Royal Limited.

6.	Guarantee and Indemnity for an unlimited amount duly executed by Yang Chung Lun.

Atlantic Components Limited	Our Ref: D/P/HIMJ/0530/05

7.	Confirmation on release of Debenture dated 20 April 2001 executed by the Borrower in favour of The Hongkong and Shanghai Banking Corporation Limited.

8.

Original or Certified copies of all necessary consents, approvals and other authorizations (including but not limited to those required by relevant governing authorities and/or the resolutions of the directors and shareholders of the Borrower and/or any security provider(s)) in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

9.

Original or Certified copies of all necessary registrations and filings as may be required by relevant governing authorities in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

10.	Such other documents, items or evidence that the Bank may request from time to time.

E.	FACILITY ADJUSTMENT AND TOP-UP REQUIREMENT:

The Borrower shall comply with (and procure any security provider to comply with) at all times the security coverage ratio(s) specified in this letter or as may be determined by the Bank from time to time. If any of the security coverage ratio(s) shall at any time fall below the level required by the Bank, the Borrower shall provide additional security acceptable to the Bank and/or reduce the outstanding of the Facilities designated by the Bank, in order to comply with the relevant requirements within the time limit imposed by the Bank from time to time. Without prejudice to the rights of the Bank under this letter, the Bank is authorized, from time to time, to uplift, realize, collect or sell as the Bank may think fit and without being liable for any loss to the Borrower or any security provider, if applicable, all or any part of the securities pledged to the Bank without any prior notice to the Borrower or any security provider, if applicable, and to apply the proceeds in or towards satisfaction of the Borrower’s indebtedness owing to the Bank.

F.	COVENANTS AND UNDERTAKINGS:

The Borrower undertakes to the Bank that it will:

•

ensure that all consents, licences, approvals, registrations and filings (as appropriate) in connection with the Facilities, guarantee or securities as may be provided in relation to the Facilities granted hereunder are duly obtained, completed and will remain in full effect throughout the period when there is outstanding under the Facilities.

•	promptly submit to the Bank:

a)

a certified copy of the audited (and, as appropriate, consolidated) financial statements of the Borrower and all corporate security provider(s), if applicable, as soon as they are available, but in any event within 10 months after the end of the financial year end and at any other time requested by the Bank;

	b)	with reasonable promptness, details of any litigation, arbitration or administrative proceeding current or, to its knowledge, threatened or commenced against it; and

	c)	other information that the Bank may request from time to time.

•	immediately inform the Bank of:

a)

any change of the Borrower’s directors or beneficial shareholders (except where the Borrower is a listed company) or amendment to its memorandum or articles of association or equivalent constitutional documents.

Atlantic Components Limited	Our Ref: D/P/HIMJ/0530/05

b)	any substantial change to the general nature of the Borrower’s existing business.

c)	any factor which may inhibit, impair or delay performance by the Borrower or the security provider(s), if any, of the obligations under any loan and security documents to which they are a party.

d)

the failure to continue to obtain consents, licences, approvals, registrations and filings (as appropriate) in connection with the granting of the Facilities and/or the provision of securities (including without limitation guarantee(s)) in relation to the Facilities granted hereunder throughout the period when there is outstanding under the Facilities.

G.	OTHER TERMS AND CONDITIONS:

The Facilities are available at the sole discretion of the Bank and are in all respects uncommitted. The Bank may at any time immediately modify, terminate, cancel or suspend the Facilities or any part of it, or otherwise vary the Facilities or any part of it, without she consent of the Borrower or any other person.

Notwithstanding any provisions stated in this letter the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment of all principal, interest, fees and other amounts outstanding under this letter or any part thereof and/or to require cash collateralisation of all or any sums actually or contingently owing to it under the Facilities.

The “Terms and Conditions Governing Banking Facilities and Services” attached and/or referred to, in this letter form an integral part of this letter and the Borrower agrees to observe and be bound by them.

This letter and the Facilities shall be governed by the laws of the Hong Kong Special Administrative Region and the parties hereto hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts.

Please signify your understanding and acceptance of this offer by signing and returning to us the duplicate copy of this letter and provide each of the items under the section headed “Security And Conditions Precedent” above, for the attention of Mr. Terence Fung (“Designated Relationship Manager”), within one month from the date of this letter, otherwise the offer will lapse at the discretion of the Bank.

We enclose a set of documents which should also be completed and returned to us. If you have any queries, please contact the Designated Relationship Manager at telephone number 2218-8901.

We are pleased to be of service to you.

Yours faithfully,
For and on behalf of
DBS Bank (Hong Kong) Limited

Authorized Signatories
Documentation Services
Enterprise Banking

BW/yw
Encl.

Atlantic Components Limited	Our Ref: D/P/HIMJ/0530/05

We hereby confirm our understanding and acceptance of all the terms and conditions set out in (i) this letter and (ii) the “Terms and Conditions Governing Banking Facilities and Services” attached to this letter and our agreement to be bound by all of them.

Signed for and on behalf of
Atlantic Components Limited

Authorized signor(s)